                                                                    EXHIBIT 12.1

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                       Year Ended December 31,
                                           Proforma   ----------------------------------------------------------
                                           1993 (2)      1993        1992        1991        1990        1989
                                          ----------  ----------  ----------  ----------  ----------  ----------
Earnings from continuing
  operations before
  extraordinary item....................  $   90,609  $   65,226  $   64,683  $    2,209  $   40,934  $   50,030
Add (deduct):
  Income taxes:
    Federal and foreign.................      49,605      36,293      42,577      28,300      33,770      16,777
    State and local.....................       5,309       1,877       1,886       1,538         913      (2,303)
  Portion of rents representative
    of interest factor (1)..............       4,078       4,078       4,283       4,268       4,246       3,998
  Interest expense......................      94,589     111,497     137,797     201,954     206,027     214,983
                                          ----------  ----------  ----------  ----------  ----------  ----------
Earnings from continuing
  operations before
  extraordinary item,
  as adjusted...........................  $  244,190  $  218,971  $  251,226  $  238,269  $  285,890  $  283,485
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------
Fixed charges:
  Interest expense......................  $   94,589  $  111,497  $  137,797  $  201,954  $  206,027  $  214,983
  Capitalized interest..................       1,140       1,140       1,196         955       1,015         577
  Portion of rents representative
    of interest factor (1)..............       4,078       4,078       4,283       4,268       4,246       3,998
                                          ----------  ----------  ----------  ----------  ----------  ----------
Fixed charges...........................  $   99,807  $  116,715  $  143,276  $  207,177  $  211,288  $  219,558
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges......         2.4         1.9         1.8         1.2         1.4         1.3
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------  ----------

- ---------
Note:
    (1) Estimated to be 1/3 of total rent expense.
    (2) Pro forma to: (a) reflect the 1994 Credit Agreement being entered into at the beginning of 1993 and (2) exclude the restructuring charge of $25,219,000 recorded in the second quarter of 1993.
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